EXHIBIT 99.1

HCC Names John N. Molbeck, Jr. President and Chief Operating Officer

HOUSTON, March 27, 2006 (PRIMEZONE) -- HCC Insurance Holdings, Inc. (NYSE:HCC) announced today that John N. Molbeck, Jr. would become the Company's President and Chief Operating Officer and his employment contract will extend through May 31, 2009.

Mr. Molbeck, who is 59 years old, previously held this same position at HCC from 1997 to 2002. Most recently he was Chief Executive Officer for Jardine Lloyd Thompson, a North American subsidiary of a U.K.-listed insurance broking concern, from which he retired in 2005. Mr. Molbeck re-joined the HCC Board in April 2005, will remain a Director during his tenure as President and is expected to stay on the Board after he retires.

Stephen L. Way, Chairman and Chief Executive Officer of HCC, said, "John knows the Company very well and he will add real strength to the corporate management group." Mr. Way added, "John will fill an immediate need at the position of President, while working with me in implementing long term executive succession plans for the operations group."

The position of President and COO has been jointly held by Mr. Way with his other responsibilities as Chief Executive Officer; but henceforth, these positions will be filled separately in keeping with the growth, size and complexity of the Company. All insurance related operations will report directly to Mr. Molbeck while strategic planning, finance, M&A, and investments will remain under the personal direction of Mr. Way.

HCC is an international insurance holding company and a leading specialty insurance group since 1974, based in Houston, Texas with offices across the USA and in Bermuda, England and Spain. HCC has assets exceeding $7.0 billion and is rated AA (Very Strong) by Standard & Poor's and A+ (Superior) by A. M. Best Company.

For more information, visit our website at www.hcc.com.

Forward-looking statements contained in this press release are made under "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The types of risks and uncertainties which may affect the Company are set forth in its periodic reports filed with the Securities and Exchange Commission.

The HCC Insurance Holdings, Inc. logo is available at: http://www.primezone.com/newsroom/prs/?pkgid=1977

CONTACT: HCC Insurance Holdings, Inc.
         L. Byron Way, Vice President
         (713) 690-7300